Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP ANNOUNCES CLOSING OF

METROMEDIA ENERGY ACQUISITION

Portsmouth, NH (October 1, 2014) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) announced today that its wholly owned subsidiary, Sprague Operating Resources LLC, has completed the purchase of Metromedia Gas & Power, Inc.’s (“Metromedia Energy”) natural gas marketing and electricity brokerage business assets for $22 million in cash and the assumption of liabilities under pre-existing forward supply contracts. Sprague will now provide an additional 10,000 commercial, industrial and municipal accounts with more than 15 Bcf of annual natural gas supply, and expand its service area to include Maryland, Virginia and the District of Columbia. Sprague will also now assist more than 7,000 commercial and industrial accounts with their procurement of more than 150 Megawatts of annual power demand.

“The acquisition of Metromedia Energy’s natural gas marketing and electricity brokerage business is an outstanding strategic addition for Sprague, strengthening our presence in core markets and expanding our geographic reach,” said David Glendon, Sprague’s President and CEO. “We look forward to leveraging Sprague’s extensive supply capabilities across a larger customer base and continuing our successful growth by providing more customers with solutions for managing their energy requirements. We expect the transaction to be immediately accretive for unitholders and support future distribution growth,” concluded Mr. Glendon.

About Sprague Resources LP

Sprague Resources LP is engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. The company also provides storage and handling services for a broad range of materials. More information concerning Sprague can be found at www.spragueenergy.com.

Forward-Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s prospectus and SEC filings. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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